December 19, 2024

Jason H. Weber
Chief Financial Officer
ACNB Corporation
16 Lincoln Square
Gettysburg, PA 17325

        Re: ACNB Corporation
            Form 10-K for Fiscal Year Ended December 31, 2023
            File No. 001-35015
Dear Jason H. Weber:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance